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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                              Commission File Numbers 333-35183 and 333-35183-01
                                                      --------------------------


                           JAMES CABLE PARTNERS, L.P.
                           JAMES CABLE FINANCE CORP.
--------------------------------------------------------------------------------
           (Exact name of registrants as specified in their charters)

                       38710 Woodward Avenue, Suite 180,
                Bloomfield Hills, Michigan 48304; (248) 647-1080
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    10 3/4% Senior Notes due August 15, 2004
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)       [X]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]



Approximate number of holders of record as of the certification or notice date:

                                       20
--------------------------------------------------------------------------------



Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 14, 2003                  JAMES CABLE PARTNERS, L.P.
                                         By:  James Communications Partners
                                              General Partner
                                         By:  Jamesco, Inc.
                                              Partner


                                         By: /s/ William R. James
                                             ---------------------------------
                                                 William R. James
                                                 President and Chief Executive
                                                 Officer

Date: November 14, 2003                  JAMES CABLE FINANCE CORP.


                                         By: /s/ William R. James
                                             ---------------------------------
                                                 William R. James
                                                 President




Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.




                  PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
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